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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.


                                  FORM 8-K


                               CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     April 11, 2005
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                           Consolidated Energy, Inc.
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           (Exact name of registrant as specified in its charter)



   Wyoming                       0-25951           86-0852222
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(State or other jurisdiction   (Commission     (IRS Employer
    of incorporation)          File Number)     Identification No.)



12508 West Atlantic Blvd., Coral Springs, Florida                33071
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(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code     (954) 575-1471
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Item 4.02 Non-reliance on Previously Issued Financial Statements or a Related
          Audit Report or Completed Interim Review

On April 5, 2005, Consolidated Energy, Inc. (the "Company") announced a change of auditor effective April 1, 2005. On April 11, 2005, the new auditor provided the Company with draft financial statements that included substantial restatements to financial information previously issued in audited financial statements included in the Company's annual report on Form 10KSB for the year ended December 31, 2003, and included in interim reports on Form 10QSB for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004. At this time, the Company's board of directors and management have concluded that the financial statements included in the above reports cannot be relied upon to the extent that the adjustments included with the restatements impact such financial statements.

The new auditors have applied significant adjustments to the previously issued financial statements and restated the financial statements for the period ended December 31, 2003. The effects of the restatement include: substantial reductions to fixed assets due to a reduction in the value applied to shares issued in connection with the acquisition of a mining subsidiary; and reductions in other assets due to reclassification of Deferred Royalty and Prepaid Royalty items. These reductions have resulted in a reduction in total assets from the reported $6,036,626 to $1,590,647. These substantial reductions in assets are partially offset by reductions in Current and Long-Term liabilities for the same period, resulting in a decrease in total liabilities from the reported $3,862,355 to $2,426,121. Reported revenues also decreased and cost of revenue and expenses increased, resulting in an increase in net loss from the previously reported $(1,057,706) to $(1,401,722). Details of the accounting adjustments are included in footnote 3 to the financial statements included in the Company's annual report on Form 10KSB for the year ended December 31, 2004, filed today with the Commission.

Authorized officers of the Company have discussed the matters disclosed in this filing with the registrant's new auditor. Management expects to have more discussions with the board of directors and the auditor to address the issues raised by the restatements.

SIGNATURES
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2005

Consolidated Energy, Inc.

By:  /S/ David Guthrie
      David Guthrie, President